Exhibit 99.2

NEWS RELEASE
For immediate release
For more information, contact:
D. Ben Berry, Chairman, President and Chief Executive Officer
757-422-8000

Gateway Bank Announces New Financial Center in Emporia, Virginia

Virginia Beach, Va., March 19, 2008 -- Gateway Financial Holdings, Inc. (Nasdaq: GBTS), the holding company for Gateway Bank & Trust Co., has announced the opening of its second financial center in Emporia, Virginia.

The newest financial center, which opened on February 7, 2008, is located at 100 Dominion Drive.  D. Ben Berry, Chairman and Chief Executive Officer of Gateway Bank, stated, “As a regional community bank we are excited about all the opportunities available in this market.  With our experienced team of employees we look forward to serving both the retail and commercial financial needs in this area.”

About the Company:

Gateway Financial Holdings, Inc. is the parent company of Gateway Bank & Trust Co., a regional community bank with a total of thirty-five full-service financial centers -- twenty in Virginia: Virginia Beach (7), Richmond (6), Chesapeake (3), Emporia (2), Suffolk and Norfolk; and fifteen in North Carolina:  Chapel Hill, Elizabeth City (3), Edenton, Kitty Hawk (2), Raleigh (3), Moyock, Nags Head, Plymouth, Roper, and Wilmington. The Bank provides insurance through its Gateway Insurance Services, Inc. subsidiary, brokerage services through its Gateway Investment Services, Inc. subsidiary, and mortgage banking services through its Gateway Bank Mortgage, Inc. subsidiary. The common stock of the Corporation is traded on the Nasdaq Global Select Market under the symbol GBTS. For further information, visit the Corporation's web site at www.gwfh.com.